Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (“Agreement”), dated as of March 15, 2005 (“Effective Date”) by and between New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”) and Glenn J. Rufrano (“Executive”).

RECITAL

The Company desires to continue to employ Executive as of the Effective Date, on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

AGREEMENT

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.                                       Employment.  The Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue such employment, on the terms and conditions hereinafter set forth.

2.                                       Term.  The period of employment of Executive by the Company hereunder (the “Employment Period”) shall commence on the Effective Date and shall continue through June 30, 2010.  At the time Executive ceases to be a full-time employee of the Company, the Executive agrees that he shall resign as a director, trustee and officer of the Company and its subsidiaries and any entity in control of, controlled by or under common control with the Company or in which the Company owns any common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity (“Affiliate”) and as a member of any committee of the board of directors and the board of trustees of the Company and its subsidiaries and Affiliates of which he is a member.

3.                                       Position and Duties.

(a)                                  Chief Executive Officer.  At all times during the Employment Period, Executive shall serve as Chief Executive Officer of the Company, and shall report solely and directly to the Board of Directors of the Company (“Board”).  Executive shall have those powers and duties normally associated with the position of a Chief Executive Officer and such other powers and duties as may be properly prescribed by the Board of Directors of the Company (“Board”), provided that such other powers and duties are consistent with Executive’s position as Chief Executive Officer.  Except as specifically set forth in this section, Executive shall perform full-time services for the Company and devote such time, attention and energies to Company affairs as are necessary to fully perform his duties (other than absences due to illness or vacation) for the Company.  Notwithstanding the above, Executive shall be permitted, to the extent such activities do not materially and adversely affect the ability of Executive to fully perform his duties and responsibilities hereunder, to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, and (iii) with the consent of the Board, and subject to the limitations set forth in the Company’s corporate governance guidelines, serve as a member of the board of directors of any noncompeting business.  The Executive has disclosed to the Company a list of boards of which he is currently a member, and the Company has consented to his continued membership on such boards.

(b)                                 Director.  During the Employment Period the Company agrees to nominate the Executive as a member of the Board for each successive term and use reasonable good faith effort to cause Executive to be elected as a member of the Board, including, without limitation, recommending Executive to be elected as a member of the Board in the proxy statement distributed to shareholders regarding the election of members of the Board.  During any period during the Employment Period when Executive is not a member of the Board, Executive shall be invited to attend and shall be entitled to participate in all Board meetings but shall have no right to vote at such meetings.  The Executive shall remain a member of the Investment Committee during the Employment Period for as long as the Investment Committee exists and thereafter during the Employment Period the Executive shall be appointed as a full voting member of any successor committee or body (other than the Board itself) which succeeds to the Investment Committee.

4.                                       Place of Performance.  The principal place of employment of Executive shall be at the Company’s corporate offices in New York, New York.

5.                                       Compensation and Related Matters.

(a)                                  Salary.  During the Employment Period, the Company shall pay Executive an annual base salary of not less than $600,000 (“Base Salary”).  Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b)                                 Bonus.  The Board’s executive compensation and stock option committee (the “Compensation Committee”) shall review Executive’s performance at least annually during each year of the Employment Period and cause the Company to award Executive such cash bonus as the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company, but in no event shall Executive’s bonus for the period from January 1, 2005 through December 31, 2005, and payable on or before March 15, 2006, be less than $800,000 (the “2005 Bonus”).  Thereafter, the amount of Executive’s cash bonus shall be determined in the discretion of the Compensation Committee and shall be dependent upon, among other things, the achievement of certain performance levels by the Company, including, without limitation, growth in funds from operations, and Executive’s performance and contribution to increasing the funds from operations.  Determinations by the Compensation Committee shall be subject to ratification by a majority of the independent directors of the Board, inclusive of the members of the Compensation Committee.  Notwithstanding anything contained herein to the contrary, there shall be no guarantee as to the amount of Executive’s yearly bonus, except with respect to the 2005 Bonus, and a decrease in Executive’s bonus after the 2005 Bonus to an amount less than any prior year’s bonus shall not constitute a breach or violation of this Agreement by the Company or constitute a Good Reason Event.

(c)                                  Long Term Incentive Compensation.  The Compensation Committee shall review Executive’s performance at least annually during each year of the Employment Period and cause the Company to award Executive a long term incentive compensation award in the form of stock option grants and/or restricted stock grants in the amount which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company, but in no event shall Executive’s aggregate award to be made on or before March 15, 2006 for the period from January 1, 2005 through December 31, 2005 have a value of less than $800,000 (the “2005 Equity Award”), as reasonably determined by the Compensation Committee.  Thereafter, the amount of Executive’s long term incentive shall be determined in the discretion of the Compensation Committee and shall be dependent upon, among other things, the achievement of certain performance levels by the Company, including, without limitation, growth in funds from operations, and Executive’s performance and contribution to increasing the funds from operations.  The allocation of the award between stock option grants and/or restricted stock grants,  and the vesting and other terms of the grants, will be determined by the Compensation Committee, on terms no less favorable than the terms of the grants then being made to the other senior executives of the Company.  Determinations by the Compensation Committee shall be subject to ratification by a majority of the independent directors of the Board, inclusive of the members of the Compensation Committee.  However, notwithstanding any contrary provision under this Section 5(c) or in the award agreement, any stock option grant hereafter awarded to Executive shall include a post-termination exercise period of at least 90 days (subject to any vesting condition and different rules that may be applied for termination for Cause (defined below)), and this period shall be extended to up to a total of 150 days following Executive’s employment termination based on a day-for-day extension automatically applied for each blackout trading day that is part of a blackout commencing during the initial 90-day exercise period.

(d)                                 Out-Performance Shares Award.  In addition to the long-term incentive awards described in Section 5(c), the Executive shall receive an award of common stock of the Company (the “Outperform Shares Award” and the “Outperform Shares”) in the event that over the period commencing February 23, 2005 and ending February 22, 2009 (the “Initial Performance Period”) the Annual New Plan Total Return is at least 11% or the Annual New Plan Total Return is at least 110% of the Annual Peer Group Total Return.  In the event that either of such thresholds is achieved, then the Outperform Shares Award will equal $3.5 Million plus an amount equal to (i) $208,333 for each 25 basis points that the Annual New Plan Total Return exceeds 11% or (ii) $125,000 for each 25 basis points over 110% that the Annual New Plan Total Return exceeds the Annual Peer Group Total Return; provided, however, in no event shall the total Outperform Shares Award exceed $6 Million.  If both of the minimum performance thresholds are achieved, the Executive shall be entitled to receive an Outperform Shares Award based on the calculation that produces the larger award.

For the Initial Performance Period, the number of Shares (hereafter defined) to be received by Executive shall be calculated by dividing the dollar amount of the Outperform Shares Award earned by Executive, as provided in this Section 5(d), by the Fair Market Value of a Share (hereafter defined) on February 22, 2009.  An award of Outperform Shares made for the Initial Performance Period shall be restricted Shares treated as granted on February 22, 2009 and subject to a one-year cliff vesting schedule.  Accordingly, any Shares awarded for the Initial

Performance Period shall become fully vested and non-forfeitable on February 22, 2010 if the Executive remains in the employment of the Company, without regard to any performance criteria for the period commencing February 23, 2009 and ending February 22, 2010.  During the vesting period while the Executive remains employed by the Company, Executive shall be entitled to vote the Shares and to receive payment outright of any dividends paid on the Shares.  Except as explicitly provided in Section 8, Executive shall forfeit any Outperform Shares awarded for the Initial Performance Period if he ceases to be an employee prior to February 22, 2010.  Any such forfeiture shall void any right Executive has to vote the Shares or to receive dividends on the Shares after the forfeiture date.

If at the end of the Initial Performance Period neither performance threshold is achieved or Executive reaches the minimum performance threshold but receives an Outperform Shares Award of less than $6 Million, a different performance period shall be treated as running for the five-year period commencing February 23, 2005 and ending February 22, 2010 (the “Final Performance Period”).  If for the Final Performance Period the Executive achieves a minimum performance threshold (i.e., neither performance threshold was achieved during the Initial Performance Period) or achieves a result greater than the result achieved for the Initial Performance Period, Executive shall receive a supplemental Outperform Shares Award in the amount and manner next described.  The award shall have a value equal to (i) minus (ii), where (i) is the Outperform Shares Award corresponding to the Final Performance Period, and (ii) is the Outperform Shares Award corresponding to the Initial Performance Period.  The Outperform Shares Award shall consist of the number of Shares determined by dividing the award value just determined by the Fair Market Value of a Share on February 22, 2010.  Any Shares awarded for the Final Performance Period shall be unrestricted Shares, and, therefore, become fully vested and non-forfeitable as of February 22, 2010 and shall be in addition to, but not duplicative of, the award of Shares received for the Initial Performance Period (i.e., in no event shall the total Outperform Shares Award aggregated for both the Initial Performance Period and the Final Performance Period exceed $6 Million).

Except as explicitly provided in Section 8 of this Agreement, Executive shall not be entitled to any Outperform Share award under this Section 5(d) if he ceases to be an employee of the Company prior to the end-date of the Initial Performance Period and, if he ceases to be an employee of the Company prior to the Final Performance Period, Executive shall not be entitled to a supplemental award of Outperform Shares.

For purposes of this Section 5(d), (i) “Shares” shall mean a share of common stock of the Company, (ii) “Annual New Plan Total Return” shall mean the average annual total return on the Shares over the applicable measurement period, taking into account regular and special dividends paid on the Shares as well as appreciation in the price of the Shares (based on the Fair Market Value of the Shares as of each measurement date) and (iii) “Annual Peer Group Total Return” shall mean, with respect to each of the companies listed on Exhibit A attached to this Agreement, the average of the average annual total return on the shares of each such company (the “Peer Shares”) over the applicable measurement period, taking into account regular and special dividends paid on the Peer Shares as well as appreciation in the price of the Peer Shares (based on the Fair Market Value of the Peer Shares as of each measurement date).

For purposes of this Section 5(d), the Fair Market Value of a Share or a Peer Share on each of February 23, 2005, February 22, 2009 and February 22, 2010 shall equal the average of the closing price of a Share or a Peer Share, as applicable, on the New York Stock Exchange for each of the twenty consecutive business days immediately preceding the determination date.  Thus, the twenty business days used to calculate the average shall end on the date hereafter identified:  (i) for the determination of the Fair Market Value on February 23, 2005, the end date for determining the average is February 22, 2005; (ii) for the determination of the Fair Market Value on February 22, 2009, the end date for determining the average is February 20, 2009; and (iii) for the determination of the Fair Market Value on February 22, 2010, the end date for determining the average is February 19, 2010.

The Compensation Committee shall have the right to make such reasonable interpretations and equitable adjustments as it deems necessary or appropriate to determine Executive’s entitlement to Outperform Shares in accordance with this Section 5(d) or to take into account any transaction by the Company or members of the peer group, such as a merger, consolidation, acquisition, reorganization, reclassification, stock split, stock dividend, distribution (other than regular dividends) or other similar transactions.  The reasonable determinations of the Compensation Committee shall be conclusive and shall be binding on the parties.

(e)                                  Expenses.  The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(f)                                    Vacation.  Executive shall be entitled to the number of weeks of vacation per year provided to the Company’s senior executive officers, but in no event less than four (4) weeks annually.

(g)                                 Welfare, Pension and Incentive Benefit Plans.  During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time on terms no less favorable than provided for any of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.  In addition, during the Employment Period, Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit, perquisite, change in control and executive compensation plans and any annual incentive or long-term performance plans and programs maintained from time to time by the Company on terms no less favorable than provided for any of its senior executives.

(h)                                 Automobile.  During the Employment Period, the Company shall provide Executive with an automobile allowance of $2,200 per month.

(i)                                     No Hedging.  During the Employment Period, Executive will not in any way attempt to limit the financial risk with respect to stock options or restricted stock which are not vested by means of any hedging (including without limitation, selling short) or other techniques.

(j)                                     Registration.  Any stock options, restricted stock or unrestricted stock awarded to Executive in accordance with this Agreement shall relate to Shares covered by an effective registration statement on Form S-8 (or any successor or replacement form) under the Securities Act of 1933.

6.                                       Termination.  Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)                                  Death.  Executive’s employment hereunder shall terminate upon his death.

(b)                                 Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of one hundred twenty (120) days, and within thirty (30) days after written Notice of Termination (as defined in Section 7(a)) is given after such one hundred twenty (120) day period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c)                                  Cause.  The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s:

(i)                                     conviction of, or plea of guilty or nolo contendere to, a felony; or

(ii)                                  willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason (as defined in Section 6(d)) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially perform his duties; or

(iii)                               willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is materially economically injurious to the Company or to any Affiliate.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any Affiliates thereof; provided, however, that the willful requirement outlined in paragraphs (ii) or (iii) above shall be deemed to have occurred if the Executive’s action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action.  Failure to achieve performance goals, in and of itself, shall in no event be grounds for a termination for Cause hereunder.  Cause shall not exist under paragraph (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) or (iii) and specifying the particulars thereof in detail.  This Section 6(c) shall not prevent Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(d)                                 Good Reason.  Executive may terminate his employment for “Good Reason” within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company; provided, however, that with respect to this Section 6(d) the Company shall have the right to challenge in any court of competent jurisdiction the Executive’s determination that he has the right to terminate his employment for “Good Reason”:

(i)                                     the failure to comply with Section 3(b) in nominating the Executive as a director or appointing Executive as a member of the Investment Committee or any successor committee or body (other than the Board itself) which succeeds to the Investment Committee while any such committee exists, in each case, as required hereunder;

(ii)                                  the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Chief Executive Officer of the Company or a material and adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting obligations, titles or authority as Chief Executive Officer;

(iii)                               a reduction by the Company in Executive’s Base Salary or a failure by the Company to pay any such amounts when due;

(iv)                              a reduction by the Company in Executive’s minimum bonus described in Section 5(b) for calendar year 2005 or a failure by the Company to pay such amount when due;

(v)                                 a reduction by the Company in the minimum long-term incentive grant described in Section 5(c) for calendar year 2005 or a failure by the Company to grant such amount when due;

(vi)                              the relocation of the Company’s executive offices or Executive’s own office location to a location that is more than fifty (50) miles from New York, New York;

(vii)                           any purported termination of Executive’s employment for Cause which is not effected pursuant to the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

(viii)                        the Company’s failure to pay or provide any material employee benefits due to be provided to Executive under this Agreement;

(ix)                                the Company’s failure to provide in all material respects the indemnification set forth in Section 11 of this Agreement, or to require any successor to assume and agree to perform this Agreement as set forth in Section 13 of this Agreement; or

(xi)                                a Change in Control (as defined below) of the Company.

Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.  Executive’s continued employment during the thirty (30) day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

If Executive terminates employment hereunder for Good Reason and is reemployed by the Company or any successor within six months of such termination of employment, Executive’s termination of employment shall retroactively not be considered a termination for Good Reason and Executive shall have no entitlement to any payments or benefits pursuant to Section 8(a) (including without limitation, Section 8(a)(iv)).  To the extent Executive has already received payments or benefits pursuant to Section 8(a) (including without limitation, Section 8(a)(iv)), Executive shall repay to the Company such payments or benefits or make other equitable restitution to the Company, as the Board shall determine.  It is the express intent of Executive and the Company that the provisions of this paragraph survive termination of this Agreement.

The expiration of this Agreement on June 30, 2010, without renewal or extension, or the termination of Executive by the Company for Cause shall not in any event constitute Good Reason under this Agreement.

For purposes of this Agreement, a “Change in Control” of the Company means the occurrence of one of the following events:

(1)                                  individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

(2)                                  any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned entity (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned entity), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned entity, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), or (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(3)                                  the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a “Business Transaction”), unless immediately following such Business Transaction (i) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Company’s shareholders immediately prior to any such Business Transaction, and (ii) no person (other than the persons set forth in clauses (A), (B), or (C) of paragraph (2) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a “Non-Qualifying Transaction”); or

(4)                                  Board and to the extent necessary, shareholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement and the stock option agreements pursuant to which the stock options were granted.

(e)                                  Without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

7.                                       Termination Procedure.

(a)                                  Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)                                 Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

8.                                       Compensation Upon Termination or During Disability.  In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 8, Executive must have resigned as a director, trustee and officer of the Company and all of its subsidiaries and Affiliates and as a member of any committee of the board of directors and the board of trustees of the Company and its subsidiaries and Affiliates of which he is a member and must have joined the Company in having executed a mutual release of the Company and its Affiliates, in the form attached hereto as Exhibit A.  Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

(a)                                  Termination By Company Without Cause or By Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i)                                     the Company shall pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

(ii)                                  the Company shall pay to Executive a lump-sum payment equal to two times Executive’s average annualized total cash compensation paid or payable (limited to Base Salary and bonus only) for the two (2) preceding fiscal years of the Company ending on or prior to termination as soon as practicable following the Date of Termination;

(iii)                               the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of three (3) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”), provided, that such Continued Benefits shall terminate on the date or dates Executive receives substantially equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determine on a coverage-by-coverage, or benefit-by-benefit, basis);

(iv)                              the Company shall pay to Executive (x) $800,000 if the termination of employment occurs prior to payment of the 2005 Bonus pursuant to Section 5(b), and (y) $800,000 if the termination of employment occurs before the grant of the 2005 Equity Award pursuant to Section 5(c) (for a total of $1,600,000 if the termination of employment occurs prior to both the payment of the 2005 Bonus and the grant of the 2005 Equity Award);

(v)                                 the Company shall reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment;

(vi)                              Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company;

(vii)                           stock options and restricted stock granted to Executive more than one year prior to the Date of Termination (including stock options and restricted stock that vest based on the passage of time, and stock options and restricted stock that vest based on performance) shall fully vest as of the Date of Termination;

(viii)                        the 2005 Equity Award if previously granted to Executive in accordance with Section 5(c) and any Outperform Shares previously granted to Executive in accordance with Section 5(d) shall fully vest as of the Date of Termination; and

(ix)                                if Executive’s Date of Termination precedes the otherwise applicable end-date for a performance period under Section 5(d), the Company shall treat the Date of Termination as the end-date for the performance period, and Executive shall receive an award of unrestricted and fully vested Outperform Shares (otherwise determined in accordance with Section 5(d)) in the event either of the two performance thresholds set forth in Section 5(d) are satisfied as of the Date of Termination.

The foregoing notwithstanding, the total of the severance payments payable under this Section 8(a) shall be reduced to the extent the payment of such amounts would cause Executive’s total termination benefits (as determined by Executive’s tax advisor) to constitute an “excess” parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

(b)                                 Cause or By Executive Without Good Reason.  If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

(i)                                     the Company shall pay Executive his Base Salary and, to the extent required by law or the Company’s vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

(ii)                                  the Company shall reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

(iii)                               Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(c)                                  Disability.  During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b).  In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i)                                     the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) for six (6) months; and

(ii)                                  the Company shall reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment;

(iii)                               stock options and restricted stock granted to Executive more than one year prior to the Date of Termination that vest based on the passage of time (but not stock options and restricted stock that vest based on performance) shall fully vest as of the Date of Termination;

(iv)                              the portion of the 2005 Equity Award that vests based on the passage of time (to the extent not granted to Executive more than one year prior to the Date of Termination) and any Outperform Shares previously granted to Executive in accordance with Section 5(d) shall fully vest as of the Date of Termination;

(v)                                 if Executive’s Date of Termination precedes the otherwise applicable end-date for either performance period under Section 5(d), the Company shall treat the Date of Termination as the end-date for the performance period, and Executive shall receive an award of unrestricted and fully vested Outperform Shares (otherwise determined in accordance with Section 5(d)) in the event either of the two performance thresholds set forth in Section 5(d) are satisfied as of the Date of Termination; and

(vi)                              Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(d)                                 Death.  If Executive’s employment is terminated by his death:

(i)                                     the Company shall pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s Base Salary through the Date of Termination and one (1) times Executive’s annual rate of Base Salary;

(ii)                                  the Company shall reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment;

(iii)                               stock options and restricted stock granted to Executive more than one year prior to the Date of Termination that vest based on the passage of time (but not stock options and restricted stock that vest based on performance) shall fully vest as of the Date of Termination;

(iv)                              the portion of the 2005 Equity Award that vests based on the passage of time (to the extent not granted to Executive more than one year prior to the Date of Termination) and any Outperform Shares previously granted to Executive in accordance with Section 5(d) shall fully vest as of the Date of Termination;

(v)                                 if Executive’s Date of Termination precedes the otherwise applicable end-date for a performance period under Section 5(d), the Company shall treat the Date of Termination as the end-date for the performance period, and Executive shall receive an award of unrestricted and fully vested Outperform Shares (otherwise determined in accordance with Section 5(d)) in the event either of the two performance thresholds set forth in Section 5(d) are satisfied as of the Date of Termination.

(vi)                              Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(e)                                  Bonus.  In the event the Executive’s termination of employment occurs after the end of any fiscal year of the Company for which the Compensation Committee has established in writing an objective annual bonus performance criteria, Executive’s termination is not for Cause and Executive’s termination occurs prior to the date bonuses for senior executives are paid for the fiscal year, the Executive shall be entitled to payment of any bonus which is earned by reason of achievement of any such performance criteria for such fiscal year according to the performance criteria established, without regard to whether the Executive’s termination of employment precedes the bonus payment date.

9.                                       Mitigation.  Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

10.                                 Confidential Information; Ownership of Documents; Non-Competition.

(a)                                  Confidential Information.  Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement).  Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

(b)                                 Removal of Documents; Rights to Products.  All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business, which Executive has control over shall not be removed from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment.  Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.

(c)                                  Protection of Business.  Subject to the provisions set forth below in this Section 10(c), if during the Employment Period the Executive is terminated by the Company for Cause or Executive terminates employment without Good Reason, until the first anniversary of Executive’s Date of Termination, the Executive will not (i) serve as an officer, employee, director or consultant of a REIT or other real estate business with a significant portion of its business involved with community or neighborhood shopping centers; (ii) divert to any entity which is engaged in any business conducted by the Company or any of its Affiliates (“Designated Entities”) in the same geographic area as the Designated Entities, any Project of any of the Designated Entities; or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Designated Entities to leave the employ of any of the Designated Entities.  Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than three (3%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company.  If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

Notwithstanding anything to the contrary in this Section 10(c), if Executive terminates employment without Good Reason during the Employment Period but on or after February 23, 2008, the one-year noncompetition restriction described above shall be inapplicable, unless following Executive’s notice of resignation, the Company were to offer Executive a new employment contract including terms and conditions of employment consistent with then current chief executive officer contracts for the Company’s peer group set forth in Exhibit A of this Agreement.

The noncompetition restriction set forth above shall not apply in the event Executive’s employment terminates upon or following expiration of this agreement without renewal on June 30, 2010.

(d)                                 Injunctive Relief.  In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(e)                                  Continuing Operation.  Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

11.                                 Indemnification.

(a)                                  General.  The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the same extent as other officers and directors, as in effect from time to time, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b)                                 Expenses.  As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c)                                  Enforcement.  If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if Executive prevails in respect to the material issues, Executive shall be entitled to be paid also the Expenses of prosecuting such suit.  All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Maryland law.

(d)                                 Partial Indemnification.  If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company, shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

(e)                                  Advances of Expenses.  Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(f)                                    Notice of Claim.  Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive.

(g)                                 Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(i)                                     The Company will be entitled to participate therein at its own expense; and

(ii)                                  Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary.  Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(iii)                               The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.  The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive’s written consent.  Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h)                                 Non-exclusivity.  The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

12.                                 Legal Fees and Expenses.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails in respect of the material issues in dispute of Executive’s claims brought and pursued in connection with such contest or dispute.  Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

13.                                 Successors; Binding Agreement.

(a)                                  Company’s Successors.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)                                 Executive’s Successors.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement.  Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).  If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

14.                                 Notice.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:

Mr. Glenn J. Rufrano

c/o New Plan Excel Realty Trust, Inc.

420 Lexington Avenue

New York, NY 10070

If to the Company:

New Plan Excel Realty Trust, Inc.

1120 Ave of the Americas

New York, NY 10036

Attn:  General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith.  All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (c) in the case of mailing, on the third business day following such mailing.

15.                                 Miscellaneous.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

16.                                 Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.                                 Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

19.                                 Attorney Fees.  The Company shall pay, or reimburse Executive for, at Executive’s discretion, reasonable attorney fees actually incurred by Executive in connection with the negotiation, execution and delivery of this Agreement in an amount up to twenty-five thousand dollars ($25,000).

20.                                 Withholding.  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

21.                                 Noncontravention.  The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.  Executive represents to the Company that he is not a party to any contract that would preclude him from accepting employment as Chief Executive Officer and President of the Company and he has no reason to believe that accepting employment as Chief Executive Officer and President of the Company would result in a disclosure of any confidential information of any prior employer.

22.                                 Section Headings.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

NEW PLAN EXCEL REALTY TRUST, INC.,
a Maryland corporation

By:		/s/ Steven F. Siegel
	Name:	Steven F. Siegel
	Title:	Executive Vice President

/s/ Glenn J. Rufrano
Glenn J. Rufrano